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                                                                   EXHIBIT 10.16

[AIRSOUTH LETTERHEAD]


                                                        November 12, 1994

                   Mr. Dennis B. Crosby
                   25785 Carlson Court
                   Laguna Hills, CA 92653               PRIVATE & CONFIDENTIAL

                               DELIVERED BY HAND


Dear Dennis:

As discussed, the following will constitute our understandings in regard to your employment contract which will commence on November 21, 1994.

You will report directly to me, and will be one of four Vice Presidents in the Company plus the General Council and Corporate Secretary, Don Baker. The conditions of employment and compensation are spelled out as follows:

*        Your title is Vice President Ground Operations
* The areas identified in the Business Plan under Operations will report to you.
*        Your starting salary will be $97,500 per annum.
* You will be awarded options to acquire 80,000 shares of stock at $1.00 per share. The options will be Incentive Stock Options valid for 10 years and will vest at one third per annum on the anniversary of your first, second, and third years of service. The option price of $1.00 per share is the most recent sale price to South Carolina investors.
* You will participate in the Executive Compensation Plan, details to be announced. This is an incentive plan that may include additional cash compensation, additional stock options, and is tied to managements' performance in running the company and subject to approval annually by the Board of Directors.
* As with all employees, you will participate in the Profit Sharing Plan, distributed on a quarterly basis and equivalent to 15% of pre-operating profits.
* Your actual costs of relocation will be paid by Air South. Air South will also pay the cost of temporary accommodations and reasonable commuting costs for a period of up to three months.
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Air South, Inc.


*        You will receive a company paid vehicle in 1994/1995.
* This employment agreement includes a termination clause as follows: In the event of death or termination of employment of yourself, for any reason, except voluntary termination, either you or your estate will be paid an amount equal to the number of months employed up to maximum of six months at your current base salary level.
* A competitive health insurance program will be provided immediately after you join the Company on a full time basis.

Please review this document and advise me of any elements that do not agree with our verbal understandings.



/s/ Patrick J. O'Shea
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Patrick J. O'Shea
President and Chief Executive Officer
Air South


/s/ Dennis B. Crosby
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Dennis B. Crosby
Vice President Ground Operations

PJO:mnd